Exhibit 10.101

4 SEPTEMBER 2012 EVONIK INDUSTRIES AG EVONIK DEGUSSA GMBH MEMC ELECTRONIC MATERIALS INC. MEMC ELECTRONIC MATERIALS S.P.A.
SETTLEMENT AGREEMENT
Pertaining to the Off-Site Supply Agreement

BY AND BETWEEN:

1.	Evonik Industries AG, with its registered office at Essen, registered in the commercial register (Handelsregister) at the local court (Amtsgericht) of Essen under HRB 19474 (Evonik Germany)

2.
Evonik Degussa GmbH, with its registered office at Essen, registered in the commercial register (Handelsregister) at the local court (Amtsgericht) of Essen under HRB 20227 (Degussa Germany) (Evonik Germany together with Degussa Germany collectively Evonik)

and

3.	MEMC Electronic Materials S.p.A. with its registered office at viale Gherzi, n. 31, Novara 28100, Italy (MEMC Italy)

4.
MEMC Electronic Materials Inc. with its registered office at 501 Pearl Drive, St. Peters, MO 63376-0008 a corporation incorporated under the laws of Delaware, United States of America (MEMC US, MEMC US together with MEMC Italy MEMC, MEMC together with Evonik collectively the Parties and each of Evonik Germany, Degussa Germany, MEMC Italy and MEMC US a Party)

PREAMBLE

(A)
WHEREAS, on 11 November 2010, Degussa Germany and MEMC Italy entered into an agreement pursuant to which Degussa Germany shall supply trichlorosilane technical grade (TCS) to MEMC Italy and MEMC Italy shall pay a purchase price for such delivery (as amended from time to time, the Off-site Supply Agreement).

(B)
WHEREAS, under a business management agreement (Betriebsführungsvertrag) between Evonik Germany and Degussa Germany dated 23 May 2011 Degussa Germany has assigned all rights and obligations under the Off-Site Supply Agreement to Evonik Germany with legal effect as of 1 August 2011.

(C)	WHEREAS, the Off-site Supply Agreement runs for a fixed term until 31 December 2014.

(D)
WHEREAS, under the Off-Site Supply Agreement MEMC is required to purchase a certain quantity of TCS from Evonik Germany. The Off-Site Supply Agreement provides that, if MEMC fails to purchase such quantity of Products from Evonik Germany, MEMC shall pay to Evonik Germany shortfall payments as liquidated damages (so-called “take or pay obligation”).

(E)
WHEREAS, MEMC Italy has not taken any TCS from Evonik Germany under the Off-Site Supply Agreement since November 2011 and MEMC US has notified Evonik Germany of its unilateral termination of the Off-Site Supply Agreement with letter dated 16 December 2011.

(F)	WHEREAS, Evonik Germany has rejected the unilateral termination by MEMC with letter dated 29 December 2011.

(G)
WHEREAS, with letter dated 6 June 2012 Evonik Germany terminated unilaterally the Off-Site Supply Agreement and claimed damages in the amount of EUR 31,876,680. To secure its claim to damages Evonik Germany obtained a permission for prejudgment attachment with regard to the shares in MEMC Holding BV held by MEMC Italy in the amount of EUR 35,394,348.00 (Attachment).

(H)
WHEREAS, the Parties now wish to enter into this settlement agreement (Agreement) in order to (i) find an amicable economic solution with respect to the termination of the Off-Site Agreement and (ii) avoid legal proceedings between the Parties.

(I)
WHEREAS, today the Parties and Evonik Degussa Italia S.p.A (Evonik Italy) also enter into a settlement agreement with regard to the supply agreement dated 9 July 2008 (On-Site Settlement Agreement). According to the terms of the On-Site Settlement Agreement Evonik Italy sells and MEMC Italy purchases the New CS Plant and the related business on a going concern (as defined in the On-Site Settlement Agreement) in accordance with the terms and conditions of the Sale and Purchase Agreement as attached to the On-Site Settlement Agreement as Exhibit 2.1 (Sale and Purchase Agreement).

(J)
WHEREAS, to this extent MEMC agrees to settle the dispute under the Off-Site Supply Agreement, subject to the terms of this Agreement, for a settlement amount of EUR 25,000,000 to be paid to Evonik Germany. In return, Evonik Germany agrees, subject to the terms of this Agreement (i) to waive all claims under the Off-Site Supply Agreement, and (ii) to lift the Attachment.

NOW, THEREFORE, the Parties hereby agree as follows:
§1
SETTLEMENT
The Parties agree to settle their dispute relating to the Off-Site Supply Agreement and to continue their supply relationship going forward by terminating the Off-Site Supply Agreement and settling the damages thereunder.
§2
TERMINATION OF THE OFF-SITE SUPPLY AGREEMENT

2.1	The Parties hereby acknowledge that the Off-site Supply Agreement has been validly terminated.

2.2
The Parties agree that MEMC shall pay to Evonik Germany as settlement of Evonik’s damage claims resulting from the termination of the Off-site Supply Agreement an amount of EUR 25,000,000 (twenty five million Euro).

§3
SETTLEMENT PAYMENTS

3.1	In accordance with Section 2.2, MEMC Italy and MEMC US shall pay, as joint and several debtors (Gesamtschuldner) to Evonik Germany a settlement amount in cash in a total amount of

EUR 25,000,000
(Settlement Amount).

3.2	The Settlement Amount becomes due (fällig) and payable (zahlbar) as follows:

(a)	EUR 10,000,000 become due (fällig) and payable (zahlbar) on 15 May 2013; and

(b)	EUR 15,000,000 become due (fällig) and payable (zahlbar) on 15 August 2013.
For the avoidance of doubt the amounts above in (a) and (b) are net of VAT.

3.3
Unless otherwise requested by Evonik, any payment shall be made through an account of MEMC Italy by irrevocable wire transfer of immediately available funds, free of all taxes, bank charges and other deductions to the following bank account:

Evonik Industries AG
Account No: 667934397
Bank Code (Bankleitzahl): 70020270 (UniCredit Bank)
IBAN: DE53 7002 0270 0667 9343 97
BIC: HYVEDEMMXXX

3.4
If MEMC fails to make the respective settlement payments when due, it shall pay default interest (Verzugszinsen). The default interest rate shall amount to 10.5 per cent (%) per annum. The default interest rate shall be reduced to 6% as from the earlier of (i) the date on which Evonik’s executory title(s) covering in full the Settlement Amount and the amounts payable by MEMC under the On-site Settlement Agreement are readily enforceable in the US and (ii) 15 February 2013, save that (ii) shall not apply where Evonik’s failure to have its executory title(s) readily enforceable in the US by that date is due to any act or omission by MEMC. Evonik’s right to claim further default-related damages (Verzugsschaden) shall remain unaffected, except with respect to default interests.

3.5
If (i) MEMC fails to make any of the settlement payments (in full or in part) in accordance with the payment schedule set forth in Section 3.2(a) and 3.2(b) or fails to make any of the settlement payments under the On-site Settlement Agreement in accordance with the terms of the On-site Settlement Agreement and (ii) MEMC fails to make such payment within five business days after it has received a written warning notice by Evonik, the following shall apply:

(a)	the full outstanding Settlement Amount not paid shall become immediately due (fällig) and payable (zahlbar);

(b)	Evonik shall have the right to terminate the New STC Supply Agreement (as defined in § 5 of the On-Site Settlement Agreement) for cause and without further notice; and

(c)	Evonik shall have the right to terminate the License and Technical Assistance Agreement (as defined in § 7 of the On-Site Settlement Agreement) for cause and without further notice; and

(d)
if Evonik Germany terminates the New STC Supply Agreement or License and Technical Assistance Agreement, then MEMC shall have the right to terminate the TCS EG Supply Agreement (as defined in § 6.1 of the On-site Settlement Agreement) with prior written notice to Evonik Germany with effect to the later of (i) 31 December 2013 and (ii) 12 months from the date Evonik Germany has terminated the New STC Supply Agreement or License and Technical Assistance Agreement.

3.6
Any right of MEMC to set off (aufrechnen) and/or to withhold (zurückbehalten) payment of the Settlement Amount in part or in whole is hereby expressly waived and excluded except for claims of MEMC declaring the set-off which are acknowledged by Evonik in writing (schriftlich) or if and to the extent MEMC exercising the right of set-off has an enforceable title (Vollstreckungstitel) against Evonik.

§4
SECURITY RIGHTS

4.1
The Parties agree on and agree to implement the procedure and steps set out in Sections 4.2 through 4.11 to enable Evonik to obtain one or more executory title(s) in respect of MEMC’s payment of the Settlement Amount (or any parts thereof) (not exceeding the Settlement Amount) that is (are) readily enforceable in Italy and the US and which shall serve as security to Evonik in respect of MEMC’s payment of the Settlement Amount. MEMC undertakes to comply with the provisions set forth in Sections 4.2 through 4.11 and to take such other reasonable actions, make such other statements and otherwise conduct themselves as required from time to time for Evonik to promptly obtain such readily enforceable executory title(s).

4.2
Evonik Germany and/or Degussa Germany may at any time file with the courts in Essen (Germany) one or more claims against MEMC Italy and/or MEMC US for payment of the Settlement Amount or any parts thereof (not exceeding in aggregate the Settlement Amount) (Evonik’s Payment Claim(s)). Any such claim shall be substantially in the form set out in Exhibit 4.2. Evonik Germany and/or Degussa Germany may in their sole discretion file a claim in accordance with this Section 4 covering also any sums MEMC are obliged to pay to Evonik under the On-site Settlement Agreement executed by the Parties on the same date.

4.3	MEMC shall:

(a)
unconditionally and fully acknowledge (anerkennen) Evonik’s Payment Claim(s) allowing the court to render a judgment by acknowledgement (Anerkenntnisurteil) within the meaning of section 307 of the German Code of Civil Procedure; and

(b)
simultaneously declare to the court that MEMC waive – to the extent possible under German law – any rights they may have to challenge any such judgment by acknowledgement in respect of Evonik’s Payment Claim(s)

by promptly submitting to the Essen courts a written response to Evonik’s Payment Claim(s) substantially in the form set out in Exhibit 4.3. MEMC shall simultaneously notify Evonik of its submission in accordance with this Section 4.3 by transmitting a copy of the original submission to Evonik by facsimile or e-mail.

4.4
Save to the extent otherwise prohibited under mandatory German law, MEMC shall not raise any right, claim or objection in respect of Evonik’s Payment Claim(s) (whether of a procedural or substantial nature) and shall not take any action that may prevent or delay a judgment by acknowledgement (Anerkenntnisurteil) from being rendered, including, without limitation,

(a)	any right to set off any claim against Evonik’s Payment Claim(s);

(b)	any objection as to the jurisdiction of the Essen courts either by reference to Section 7.4, the Parties’ previous arbitration agreements or otherwise; and

(c)	any procedural actions/applications to extend statutory time limits to respond to any correspondence by Evonik and/or the court.

4.5	MEMC Italy and MEMC US hereby irrevocably appoint
Bryan Cave LLP
Hanseatic Trade Centre, Am Sandtorkai 77
20457 Hamburg
Germany

as their agent for service of process or other documents (Zustellungsbevollmächtigte, sections 171 seq. of the German Code of Civil Procedure – hereinafter: the Agent). A draft of the Agent’s unrestricted, unconditional and irrevocable authority to act as MEMC’s process agent is attached to this Agreement in Exhibit 4.5 MEMC represent and warrant that the Agent has unrestricted power of attorney (Prozessvollmacht, sections 80 seq. of the German Code of Civil Procedure) to act for and on behalf of MEMC in any legal proceeding initiated by Evonik Germany and/or Degussa Germany under Section 4.2 MEMC shall not replace the Agent or limit the Agent’s authority without Evonik’s prior written consent, such consent not to be unreasonably withheld or delayed.

4.6
Without prejudice to any convenience translations that either Party may from time to time voluntarily offer to provide to the other Parties, the Parties agree that any court or court-related correspondence and documents for legal proceedings in accordance with this § 4 shall be valid and effective if it is made in the German language. MEMC Italy and MEMC US hereby waive the right (if any) to receive translations of any court or court-related correspondence and/or documents and undertake not to object to the service or transmission of any such correspondence and/or documents in the German language. If and to the extent any Party requires a translation of any court or court-related correspondence and/or documents it shall procure such translation itself and at its own expense.

4.7
For the avoidance of doubt, MEMC Italy’s and MEMC US’ undertaking under Section 4.4 above not to challenge the jurisdiction of the Essen courts for the purpose of allowing Evonik to obtain an executory title in accordance with the Parties’ agreement shall not in any way prejudice or be construed as a mutually agreed deviation from or change of the Parties’ arbitration agreement in Section 7.4.1 which shall remain in full force and effect.

4.8
If at any time Evonik seek recognition of any judgment in respect of the Settlement Amount (or any parts thereof) obtained in accordance with this Section 4 in Italy, the US and/or in any other country, MEMC shall not object to, challenge or take any other action that may delay or prevent the recognition of such judgment.

4.9
Upon Evonik’s request MEMC shall promptly provide Evonik with a statement waiving – to the extent possible – any rights, claims and objections (including the right to challenge) that MEMC may have in the jurisdiction where recognition is sought. The statement shall be duly executed on behalf of MEMC Italy and MEMC US and shall comply with such other formal requirements as may need to be satisfied in order for the waiver to take full force and effect in the country of recognition.

4.10
To further secure Evonik’s right under the Agreement to MEMC’s payment of the Settlement Amount, on the date this Agreement is signed MEMC US shall provide Evonik with duly executed affidavits (confessions of judgment) in the form set out in Exhibit 4.10. Sections 4.8 seq. shall apply mutatis mutandis to any attempts by Evonik to obtain a judgement in the US based on these affidavits.

4.11
The Parties agree that the Attachment shall remain in full force and effect until the date on which MEMC have paid in full the Settlement Amount. Upon request by Evonik MEMC shall sign a statement in the form set out in Exhibit 4.11 as may be required by Evonik to maintain the Attachment in place.

4.12
Evonik shall not enforce payment of any default interest in excess of the relevant percentage agreed in Section 3.4 regardless of the percentage set out in the executory title on which such enforcement is based. Neither MEMC’s acknowledgement pursuant to Section 4.3 nor the rendering of any judgment by acknowledgement as a result thereof nor the affidavits provided by MEMC pursuant to Section 4.10 shall in any way prejudice or affect the Parties’ agreement on the applicable interest rates in Section 3.4.

4.13
If Evonik materially breaches its obligations under this Section 4 for reasons not attributable to MEMC and fails to remedy such breach within five (5) business days after receiving a notice thereof from MEMC, MEMC shall be entitled to suspend performance of its obligations under this Section 4 until Evonik has remedied the breach and Evonik Germany shall

(a)	be liable to MEMC for any loss or damage incurred as a result of such failure save for any loss of financing incurred by MEMC as a result of such failure, and

(b)
indemnify MEMC for and hold MEMC harmless from and against any costs, fees and expenses (in particular costs of legal counsel and other external advisors) incurred by MEMC as a result of having to assert and enforce their rights and claims against Evonik under this Agreement (Rechtsverfolgungskosten).

4.14
If MEMC Italy and/or MEMC US fail(s) to comply with their obligations under this Section 4 for reasons not attributable to Evonik and fail to remedy such breach within ten (10) business days after receiving a notice thereof from Evonik,

(a)
MEMC shall be jointly and severally liable to Evonik for any loss or damage incurred as a result of such failure save for any loss of financing incurred by Evonik as a result of such failure, up to a maximum amount equal to the Settlement Amount;

(b)
MEMC shall indemnify Evonik for and hold Evonik harmless from and against any costs, fees and expenses (in particular costs of legal counsel and other external advisors) incurred by Evonik as a result of having to assert and enforce their rights and claims against MEMC under this Agreement (Rechtsverfolgungskosten); and

(c)	Section 3.5 (a) through (d) shall apply.
For the avoidance of doubt, the cap in para. (a) shall not apply to the indemnity given by MEMC under para. (b).

4.15
After (i) Evonik has received the full Settlement Amount from MEMC or (ii) this Agreement has been terminated pursuant to Section 6.1, Evonik Germany and/or Degussa Germany shall without undue delay return to MEMC any executory titles, affidavits and/or other documents obtained by them under this Section 4 as a security for the settlement payment and take any action as may be required to lift the Attachment.

§5
WAIVER

5.1
Evonik Germany and Degussa Germany hereby waive any and all claims they have at the signing of this Agreement against MEMC arising out of or in connection with the Off-Site Supply Agreement except as for claims set out in Section 3.1 (Payments) of the On-site Settlement Agreement.

5.2
MEMC Italy and MEMC US hereby waive any and all claims they have at the signing of this Agreement against Evonik Germany or Degussa Germany arising out of or in connection with the Off-Site Supply Agreement except as for claims set out in Section 3.1 (Payments) of the On-site Settlement Agreement.

5.3
For the avoidance of doubt, these waivers shall not affect any rights of any Party as agreed in this Agreement or the agreements to be entered between the Parties as described herein or in the On-Site Settlement Agreement.

§6
TERMINATION

6.1
Each of MEMC US and Evonik Germany may terminate this Agreement by giving 10 days prior written notice to Evonik Germany or, as the case may be, to MEMC US if the Condition (as defined in the Sale and Purchase Agreement) has occurred or been fulfilled, provided that such termination right shall expire 30 days after the Condition (as defined in the Sale and Purchase Agreement) has occurred or been fulfilled. In case of termination pursuant to this Section 6.1 this Agreement becomes null and void with ex-tunc effect (von Anfang an nichtig) and the Parties shall put themselves in a position as if this Agreement had never been entered into, in particular:

(a)	Evonik has to pay back any amount received from MEMC paid in accordance with Section 3.2;

(b)	the waivers set out in § 5 shall become null and void.

6.2	Unless as explicitly set forth in Section 6.1 and to the extent permitted by law, no Party shall have the right to terminate this Agreement.

§7
MISCELLANEOUS

7.1	Supporting Obligation
The Parties agree to work together in good faith to fully and timely achieve the legal and commercial goals set forth in this Agreement.

7.2	Cost and Expenses
Save to the extent stated otherwise in Section 4 above or in Section 13 of the On-site Settlement Agreement, each Party shall bear its own costs of legal counsel and other advisors incurred with respect to the negotiation, execution or consummation of this Agreement.

7.3	Governing Law
This Agreement shall be governed by and construed in accordance with the laws of Germany, excluding conflict of laws rules and the United Nations Convention on Contracts for the International Sale of Goods (CISG).

7.4	Settlement of Disputes

7.4.1
Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, including (without limitation) any dispute relating to pre-contractual conduct or statements made by either Party prior to the execution of this Agreement and any tort-based liability arising from the behaviour of either Party, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce. Hanau (Germany) shall be the place of arbitration. The number of arbitrators shall be three. The language of the arbitration shall be English. The parties to the arbitration shall jointly nominate the chairman of the arbitral tribunal within 30 days after the co-arbitrators have been confirmed by the ICC Court. If the parties fail to jointly nominate the chairman within such period the ICC Court shall appoint the chairman in accordance with Article 12(5) of the ICC Rules.

7.4.2
Any dispute, controversy or claim arising out of or in connection with the Off-site Supply Agreement and/or the On-site Supply Agreement, or the breach, termination or invalidity of either of them, including (without limitation) any dispute relating to pre-contractual conduct or statements made by either Party prior to the execution of the relevant Supply Agreement and any tort-based liability arising from the behaviour of either Party, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce. Hanau (Germany) shall be the place of arbitration. The number of arbitrators shall be three. The language of the arbitration shall be English. The parties to the arbitration shall jointly nominate the chairman of the arbitral tribunal within 30 days after the co-arbitrators have been confirmed by the ICC Court. If the parties fail to jointly nominate the chairman within such period the ICC Court shall appoint the chairman in accordance with Article 12(5) of the ICC Rules. The Parties acknowledge and agree that the arbitration clauses in Article 23.2 of the Off-site Supply Agreement are hereby changed accordingly and that this change remains unaffected from any termination and/or invalidity of this Settlement Agreement.

7.5	Amendments
Any amendment, supplementation (Ergänzung) or suspension (Aufhebung) of this Agreement, including this provision, shall be valid only if agreed in writing (Schriftform), except where a stricter form (e.g. notarisation) is required under mandatory law.

7.6	Reference to German Legal Terms
Where a German term has been inserted in italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement.

7.7	Schedules and Exhibits
All Exhibits to this Agreement form an integral part of this Agreement.

7.8	Entire Agreement/Relation to other Agreements
This Agreement constitutes the final, complete expression of agreement between the Parties with respect to the subject matter covered herein and supersedes any and all previous negotiations, agreements and understandings, whether written or verbal, between the Parties with respect to the subject matter of this Agreement or parts thereof. There are no side agreements to this Agreement. In particular, if relevant at all, any terms agreed in this Agreement shall amend and supersede any terms previously agreed in any of the existing agreements referred to in the Preamble of this Agreement.

7.9	Severability
If any provision of this Agreement should be or become wholly or partially void (nichtig), ineffective (unwirksam) or unenforceable (undurchsetzbar), the validity, effectiveness and enforceability of the other provisions of this Agreement shall not be affected thereby. Any such void, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of the void, ineffective or unenforceable provision as it regards subject-matter, extent (Maß), time, place and scope (Geltungsbereich). The aforesaid shall apply mutatis mutandis to any gap (Lücke) in this Agreement.

In accordance with German law, signed in front of a Notary in Frankfurt, Germany by the following individuals:

/s/ Michael Renner
Name: Michael Renner
For Evonik Industries AG

/s/ Thomas Knothe
Name: Thomas Knothe
For Evonik Industries AG and Evonik Degussa Gmbh

/s/ Karsten Josef Hilmer
Name: Karsten Josef Hilmer
For Evonik Degussa Gmbh

/s/ Andrea Nervi
Name: Andrea Nervi
For MEMC Electronic Materials SpA
and MEMC Electronic Materials, Inc.

/s/ Michael Steinbrecher
Name: Michael Steinbrecher
Title: Notary